Exhibit 10.5

October 17, 2022

European Biotech Acquisition Corp.
Johannes Vermeerplein 9

Amsterdam, P7 1071 DV

Oculis SA

EPFL Innovation Park Building D

1015 Lausanne

Switzerland

Ladies and Gentlemen:

Re: Sponsor Support Agreement (“Sponsor Letter Agreement”)

Reference is made to that certain Business Combination Agreement, dated as of October 17, 2022 (as amended, the “Business Combination Agreement”) by and between European Biotech Acquisition Corp., a Cayman Islands exempted company (including any successor entity thereto, “EBAC”) and Oculis SA, a public limited liability company (société anonyme) incorporated and existing under the laws of Switzerland (the “Company”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Business Combination Agreement.

As of the date of this Sponsor Letter Agreement, LSP Sponsor EBAC B.V., a Dutch limited liability company (“Sponsor”) is the record and beneficial owner of 3,188,696 shares of EBAC Class B Common Stock (the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and EBAC agree as follows:

1.             Redemption and Voting.

(a)            Sponsor agrees that if EBAC seeks shareholder approval of the transactions contemplated by the Business Combination Agreement, Sponsor shall not redeem any Founder Shares or EBAC Class A Common Stock it Beneficially Owns (as defined in the Exchange Act) in connection with shareholder approval of the transactions contemplated by the Business Combination Agreement (the “Proposed Transaction”).

(b)            Prior to the earlier of (x) date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Acquisition Closing (the “Voting Period”), at each meeting of the holders of EBAC Common Stock (the “EBAC Shareholders”), and in each written consent or resolutions of any of the EBAC Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of EBAC over which Sponsor has voting power (i) in favor of, and to adopt, the Business Combination Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement to the extent required for EBAC to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Proposal and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of EBAC to consummate the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement or any Ancillary Agreement or (B) any other action or proposal involving EBAC or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to EBAC’s obligations under the Business Combination Agreement not being fulfilled.

(c)            Sponsor agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and EBAC in connection with the Business Combination Agreement, the Ancillary Agreements or the transactions contemplated thereby.

(d)            Sponsor agrees, except as contemplated by the Business Combination Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of EBAC in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Ancillary Agreement, other than to recommend that the EBAC Shareholders vote in favor of the adoption of the Business Combination Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)            Sponsor agrees that during the Voting Period it shall not, without EBAC’s and the Company’s prior written consent, (i) grant any proxies or powers of attorney with respect to any or all of the Founder Shares, (ii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 1 or (iii) effectuate the Transfer of any EBAC Common Stock or EBAC Warrants that Sponsor Beneficially owns. EBAC hereby agrees to reasonably cooperate with the Company in enforcing the transfer restrictions set forth in this Section 1. As used herein, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); provided that any Transfers (a) to EBAC’s officers or directors, any affiliates or family member of any of EBAC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, private placement warrants, EBAC Class A Common Stock or EBAC Class B Common Stock, as applicable, were originally purchased; (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to EBAC for no value for cancellation in connection with the consummation of its initial Business Combination, (h) in the event of EBAC’s liquidation prior to the completion of its initial Business Combination; (i) to EBAC Shareholders in connection with executing a Non-Redemption Agreement or (j) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of EBAC’s public shareholders having the right to exchange their EBAC Class A Common Stock for cash, securities or other property subsequent to the completion of an initial Business Combination shall not be deemed a “Transfer” for purposes hereunder.

(f)            In the event of any equity dividend or distribution, or any change in the equity interests of EBAC by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

(g)            During the Voting Period, Sponsor agrees to provide to EBAC, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by EBAC, the Company or their respective Representatives and required in order for the Company and EBAC to comply with Sections 9.01, 9.02 and 9.04 of the Business Combination Agreement. To the extent required by applicable Law, Sponsor hereby authorizes the Company and EBAC to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

2.             Waiver of Anti-Dilution Rights. Contingent upon and effective as of the Acquisition Closing, pursuant to Section 17.4 of EBAC’s Governing Document, the Sponsor, in its capacity as holder of a majority of the Founder Shares, hereby waives the adjustment to the Initial Conversion Ratio (as defined in EBAC’s Governing Documents) that would otherwise apply pursuant to Section 17.3 of EBAC’s Governing Documents in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the EBAC Governing Document, which provides that in no event may any Founder Share convert into EBAC Class A Common Stock at a ratio that is less than one-for-one.

3.             This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by EBAC, or after the Acquisition Closing, Oculis Holding AG, a public limited liability company to be incorporated and existing after the date hereof under the laws of Switzerland and, before the Acquisition Closing, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Business Combination Agreement.

4.             No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, EBAC and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

5.             Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.03 of the Business Combination Agreement to the applicable party at its principal place of business. Any notice to the Sponsor shall be sent to the address set forth on the signature page hereto.

6.             This Sponsor Letter Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Acquisition Closing. In the event of a valid termination of the Business Combination Agreement, this Sponsor Letter Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, EBAC or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

7.             Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

8.             Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

9.             Sections 12.05, 12.07, 12.08 and 12.12 through 12.15 of the Business Combination Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[Signature page follows]

Sincerely,

LSP SPONSOR EBAC B.V.

By:
Name:
Title:

Email:	[●]
Address:	[●]
[●]

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

EUROPEAN BIOTECH ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

OCULIS SA
By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]